CONTACTS From: Tony DeFazio	For: Jennifer Weingartner Director of Investor Relations
Diccicco Battista Communications	Phillips Edison – ARC Shopping Center REIT
tdefazio@dbcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Surpasses $400 Million in Acquisitions

CINCINNATI, OH, February 4, 2013 — Phillips Edison–ARC Shopping Center REIT Inc. (the “Company”) today announced the acquisition of Fairlawn Town Centre, a 348,255 square foot shopping center anchored by a Giant Eagle grocery store and located in Fairlawn, Ohio, approximately 5 miles northwest of the Greater Akron, Ohio Metro Area.  The acquisition of Fairlawn Town Centre brings the Company’s total portfolio to 33 properties with 13 leading grocers, in 15 states, with an aggregate purchase price of approximately $409.7 million.

The Company is a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored neighborhood shopping centers throughout the United States.

Fairlawn Town Centre is 95 percent occupied and anchored by a 95,144 square foot Giant Eagle grocery store which is on a long term lease through June 2025. Giant Eagle is the No. 1 grocer by market share in the Greater Akron Metro Area. When combined with the Giant Eagle lease, 69 percent of the rents within the shopping center come from national tenants.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States.  The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $1.8 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices.  As of February 4, 2013, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 33 grocery-anchored shopping centers totaling 3,346,099 square feet.  For more information on the company, please visit the website at www.phillipsedison-arc.com.

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